Exhibit 10.41

19 February 2013

Mr Cabot Brown

Cabot Brown

[address]

Dear Cabot

GW Pharmaceuticals plc (the “Company”)

I am writing to record the terms of your appointment as a non-executive Director of the Company, which will commence on 19 February 2013 and will continue until terminated by either party giving to the other not less than 3 months’ prior written notice or as provided for in paragraph 1 below.

It is agreed that, on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

1.                                      Appointment

(a)                                 Your appointment as a non-executive Director is subject to the Articles of Association of the Company. Your appointment will be subject to the usual rules requiring your appointment and re-appointment to be approved by shareholders. Your appointment will automatically terminate without any entitlement to compensation if you:

(i)                                    are removed from office by a resolution of the shareholders;

(ii)                                 are not re-elected to office; or

(iii)                              cease to be a director by reason of your vacating office pursuant to any provision of the Company’s Articles of Association.

(b)                                 The Company may terminate your appointment with immediate effect if you:

(i)                                    commit any act, whether or not in the course of your duties for the Company, which tends to bring you or the Company or Group into disrepute;

(ii)                                commit a material breach of your obligations under this letter;

(iii)                             commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(iv)                             are declared bankrupt or have made an arrangement with, or for the benefit of, your creditors;

(v)                                are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed); or

(vi)                             are unavailable to perform your duties under your appointment for 6 months consecutively or in aggregate in any period of one year.

(c)                                  During any period of notice in accordance with this agreement, the Company may at its absolute discretion ask you not to attend any Board or General meetings or to perform any other services on its behalf.

(d)                                 Non-executive directors are typically expected to serve two three-year terms but may be invited by the Board to serve for an additional period. Any term renewal is subject to Board review and AGM re-election. Notwithstanding any mutual expectation, there is no right to re-nomination by the Board, either annually or after any three-year period.

(e)                                  Upon the ending of your appointment for any reason, you will resign at the request of the Company, without any claim for compensation (other than for accrued and unpaid fees due under this letter), from all directorships and other offices held by you in the Company and any other member of the Group and from all trusteeships held by you of any pension scheme or other trusts established by any member of the Group.  Should you fail to do so, you irrevocably appoint any member of the Board as your attorney in your name and on your behalf to sign any documents and take such other steps as are necessary to give effect to those resignations.

2.                                      Time commitment

(a)                                 You will be expected to devote such time as is necessary for the proper performance of your duties, and you should be prepared to spend at least 12 days per annum on Company business. You are expected to attend Board Meetings and General Meetings of the shareholders of the Company as and when they are held.  In addition, you will exercise those functions that are specifically delegated to you from time to time by the Board.

(b)                                 In addition to your appointment to the Board, you will become a director of GW Pharma Limited, the principal trading company of the Group, which company shall be responsible for the payment of your Director’s fees and expenses (as referred to in paragraph 3 below).

(c)                                  You will be required to to sit on the Remuneration Committee, the Nomination Committee and the Audit Committee of the Board.

(d)                                 We expect this role to involve attendance at six Board meetings, the Annual General Meeting, Pre-Audit committee meetings with auditors and occasional attendance, as required, and meetings with other advisers and shareholders. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend these meetings.

(e)                                  Additional time may be required, on an ad-hoc basis, to deal with certain Board and sub-committee matters as they arise.  The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times, it may be necessary to convene additional Board, committee or shareholder meetings.

(f)                                   In accepting this role you are deemed to undertake that you have sufficient time available to commit to the proper performance of this role. Prior to acceptance of the role you will be required to provide to the Company Secretary details of your other Board appointments and significant commitments with a broad indication of the time involved and will be required to update the Company Secretary from time to time of any changes to these commitments.

3.                                      Remuneration and expenses

(a)                                 Your Director’s fees will be £47,000 per annum and will be subject to deduction at source for tax and national insurance.  The fees will be paid in equal instalments, monthly in arrears.  You are not eligible for any other benefits.

(b)                                 These fees will be reviewed from time to time by the Board. It is our current practice to review these fees at the end of each calendar year although such review does not imply nor guarantee any increase.

(c)                                  Any specific and additional services rendered by you to the Company will be remunerated on terms to be agreed with the Board at the time such services are commissioned but prior to them being undertaken.

(d)                                 You will not be entitled to participate in any Group pension scheme or any of its employee share schemes from time to time.

(e)                                  You will be reimbursed for all reasonable out-of-pocket expenses properly incurred by you on Company business, including costs associated with you attending Board, Committee and General Meetings. Reimbursement would include the reasonable cost of obtaining legal advice, if circumstances should arise where it was necessary for you to seek such advice separately, about your responsibilities as a non-executive director of the Company although you should initially raise any such concerns with the Chairman of the Company. This advice should be obtained, and reimbursement will only be made, in accordance with any formal procedure for directors to take independent professional advice adopted from time to time by the Company and a copy of the current version will be supplied to you. Claims for reimbursement should be accompanied by evidence of expenditure.

4.                                      Insurance

The Company will, at its expense, provide you with director’s and officer’s liability insurance, subject to the provisions governing such insurance and on such terms as the Board may from time to time decide (including but not limited to terms relating to the level of cover, deductibles, caps, exclusions and aggregate limits) and subject to the obtaining of insurance at reasonable rates of premium.  No undertaking is given regarding the continuation of this insurance, other than that you will be covered for as long as it remains in place for the directors of the Company.

5.                                      Duties

(a)                                 You will be expected to perform your duties, whether statutory, fiduciary or common-law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

(a)                                  You will exercise your powers in your role as a non-executive director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006. You are also required to comply with the requirements of Nasdaq. You will be advised by the Company Secretary where these differ from requirements in the UK.

(b)                                  You will have particular regard to the general duties of directors as set out in Part 10, Chapter 2 of the Companies Act 2006, including the duty to promote the success of the company:

“A director of a company must act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole, and in doing so have regard (amongst other matters) to -

(a)                    the likely consequences of any decision in the long term,

(b)                    the interests of the company’s employees,

(c)                     the need to foster the company’s business relationships with suppliers, customers and others,

(d)                    the impact of the company’s operations on the community and the environment,

(e)                     the desirability of the company maintaining a reputation for high standards of business conduct, and

(f)                       the need to act fairly as between members of the company.”

(c)                                   In your role as non-executive director you will be required to:

•                  constructively challenge and help develop proposals on strategy;

•                  scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

•                  satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

•                  determine appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing executive directors, and in succession planning;

•                  devote time to developing and refreshing your knowledge and skills;

•                  uphold high standards of integrity and probity and support me and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

•                  insist on receiving high-quality information sufficiently in advance of board meetings; and

•                  take into account the views of shareholders and other stakeholders where appropriate.

(d)                                  You will be required to exercise relevant powers under, and abide by, the Company’s articles of association.

(e)                                   You will be required to exercise your powers as a director in accordance with the Company’s policies and procedures.

(f)                                    You will disclose any direct or indirect interest which you may have in any matter being considered at a board meeting or committee meeting and,

save as permitted under the articles of association, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

(g)                                   You will immediately report to the Chairman your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or director of which you become aware.

(h)                                  Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company.

6.                                      Outside interests

During your appointment you may not, without the prior approval of the Board, accept a directorship of a company or provide your services to anyone who is a competitor of the Group. The Board’s agreement will not be given if such appointment or involvement would conflict with or is likely to interfere with this appointment. It is the parties understanding that the definition of a competitor shall be restricted to a project, business or activity, directly or indirectly, involving cannabinoid research. Please let the Company Secretary have a list of your current commitments for our records and keep him updated in that respect.

7.                                      Confidentiality

You should not, during your appointment (except in the proper performance of your duties and then only to those who need to know such information) or after it has ceased (except as required by law), disclose to any person, company or other organisation or use otherwise than for the benefit of the Group any confidential information or trade secrets concerning its business. This includes but is not limited to:

(a)                                 corporate and marketing strategy, acquisition and investment proposals, business development and plans, maturing business opportunities, sales reports and research results;

(b)                                 business contacts, lists of customers and suppliers and details of contracts with customers and suppliers and their current or future requirements;

(c)                                  budgets, financial plans and management accounts, trading statements and other financial reports and information;

(d)                                 unpublished price sensitive information about the Group; and

(e)                                  any document marked “confidential” and any information which by its nature is commercially sensitive.

8.                                      Compliance

(a)                                 You are expected to comply with the Company’s articles of association, the City Code on Takeovers and Mergers, applicable stock exchange rules and regulations and the Company’s relevant internal codes. In particular during your appointment you will comply, and will procure, so far as you are able, that your spouse or Civil Partner and dependent children (if any) or any trust in which you or your spouse or Civil Partner may be concerned or interested as trustee or beneficiary, comply with any code of conduct relating to securities transactions by directors and specified employees adopted by the Company from time to time.

(b)                                 You will promptly give the Company such information as the Company or any member of the Group may require to enable it to comply with its legal and regulatory obligations whether to any securities or investment exchange or regulatory or governmental body to which any member of the Group is, from time to time, subject or howsoever arising.

9.                                      Return of Company property

When your appointment ends, you should, unless otherwise agreed in writing, immediately return all documents and other property belonging to any member of the Group and which may be in your possession or under your control. No copies (including electronic copies) should be retained by you or by anyone on your behalf.

10.                               Data protection

By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as and when appropriate:

(i)                                     information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness to perform your duties;

(ii)                                  information about you that may be relevant to ensuring equality of opportunity and treatment in line with the Company’s equal opportunities policy and in compliance with equal opportunities legislation; and

(iii)                               information relating to any criminal proceedings in which you have been involved, for insurance purposes and in order to comply with legal requirements and obligations to third parties.

You consent to the transfer of such personal information to any member of the Group (or a company appointed by them for such purposes), whether or not outside the European Economic Area, for administration purposes and other purposes in connection with your appointment, where it is necessary or desirable for the Company to do so.

11.                               Non-compete

In consideration for the fees payable to you under this letter, you agree you will not (except with prior written consent of the Board) directly or indirectly do or attempt to, for the period of 12 months immediately after the termination of your office, to any material extent, undertake, carry on or be employed, engaged or interested in any capacity in the supply or proposed supply of Competitive Services within the Territory. For the purposes of this paragraph, “Competitive Services” means any business connected to the marketing, sales or distribution, or development or proposed development of pharmaceuticals from cannabinoids which is competitive with the Company’s business; and “Territory” means England, Wales, Scotland and/or Northern Ireland and any other country, or, in the United States, any state, which the Company or any member of the Group is operating or planning to operate a competitive business at the end of your appointment.

12.                               Rights of third parties

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

13.                               Miscellaneous

(a)                                 For the purpose of this letter:

the “Board” shall mean the board of directors of the Company as constituted from time to time;

“Civil Partner” means a civil partner as defined by the Civil Partnership Act 2004; and

the “Group” means any of the following from time to time: the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, where “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006.

(b)                                 This letter will be construed in accordance with English law and you and the Company irrevocably submit to the exclusive jurisdiction of the English Courts to settle any dispute which may arise in connection with this letter.

(c)                                  This letter constitutes the entire terms and conditions of your appointment.  No variation or addition to this letter and no waiver of any provision of it will be valid unless in writing and signed by or on behalf of both parties.

I would ask you to countersign the enclosed copy of this letter to confirm the basis of your appointment with the Company and to show acceptance of the terms of this letter by executing it as a deed.

I look forward to continuing to work with you to the general benefit of our shareholders.

Yours sincerely

/s/ Adam George

Adam George

For and on behalf of the Board of Directors of GW Pharmaceuticals plc

Signed as a Deed by:

/s/ Cabot Brown	Date 2/3/13

in the presence of :

Witness: Adam George	/s/ Adam George

Name: Adam George

Address: [address]

Occupation: